RETIREMENT AND TRANSITION AGREEMENT

This Retirement and Transition Agreement (the “Agreement”) is entered into between Jerry D. Neal, a resident of North Carolina (“Employee”), and RF Micro Devices, Inc., a North Carolina corporation (“Employer”), effective as of the 31st day of May, 2012 (the “Retirement Date”).

WHEREAS, Employee currently is in the position of Executive Vice President of Marketing; and

WHEREAS, Employee has indicated his desire to retire from his employment; and

WHEREAS, the parties wish for Employee’s retirement from his employment to be achieved in an amicable fashion and with a clear understanding of their rights and liabilities;

THEREFORE, the parties agree as follows:

1.         Retirement Date.  Employee will retire from employment with Employer and all of its subsidiaries and affiliates effective as of the Retirement Date.  As of the Retirement Date, Employee will be deemed to have tendered his resignation as an officer and from all other positions with Employer and its subsidiaries and affiliates.  Between the date of execution of this Agreement by Employee and through and including the Retirement Date, Employee will continue to be paid his current salary in accordance with Employer’s normal payroll practices (except the last payment will be via check rather than direct deposit) and through and including the Retirement Date Employee will continue to be eligible to participate in all of Employer’s benefit plans and programs and receive compensation and benefits thereunder on the same basis as in effect immediately prior to the execution of this Agreement by Employee.

2.         Compensation.

            (a)        Post-Retirement Compensation.  Employer will pay to Employee a lump sum payment of Six Hundred Three Thousand Three Hundred Thirty-Three and 50/100 Dollars ($603,333.50).  Such payment will be subject to normal tax withholdings.  Such payment will be made within ten (10) business days of the Retirement Date.

            (b)        Payments for COBRA Continuation Coverage; Special Bonus.  Upon retirement, Employee will be offered the option of continuing his current individual and family dependent medical, dental and prescription drug insurance coverage (the “Continuation Coverage”) under Employer’s medical and dental plans pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  If Employee is enrolled under the Blue Cross & Blue Shield PPO, the COBRA notification will be mailed directly to Employee from ADP.  If Employee wants Continuation Coverage, Employee must complete, sign and mail the application form to ADP within 60 days of the Retirement Date; alternatively, Employee may enroll for Continuation Coverage online by going to www.benedirect.adp.com and registering as a new participant.  If Employee elects Continuation Coverage under COBRA, Employer will pay Employee’s COBRA premium for 18 months from the Retirement Date or until Employee is no longer eligible for Continuation Coverage under COBRA, whichever period is shorter.  Thereafter, for a period of two years, less the period during which Continuation Coverage under COBRA is provided by Employer, Employee will acquire for himself a Medicare supplemental insurance policy and for his wife a medical and dental insurance policy, both providing medical, dental and prescription drug coverage reasonably equivalent to the coverage provided by Employer under its medical and dental plans as of the Retirement Date, and Employer will reimburse Employee for the cost of both such policies.  With respect to each calendar year during which the Continuation Coverage is provided to Employee and his dependents pursuant to this subsection (b) and each calendar year during which the private policies are reimbursed by Employer, to the extent that the Continuation Coverage benefits and the reimbursements constitute taxable income to Employee, Employer shall report as income to Employee for federal and state income tax purposes the value of the Continuation Coverage and the reimbursements.  In addition, Employer shall pay to Employee an annual special bonus equal to the amount necessary to pay any federal income tax, state income tax, or other tax imposed upon Employee as a result of the receipt of the Continuation Coverage, the reimbursements and the special bonus provided for in this subsection (b).  For purposes of determining the amount of the special bonus, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the special bonus is paid.  In addition, Employee shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

(1 – (highest marginal rate of federal income taxation for individuals)) X (highest marginal rate of income tax in the state in which Employee is domiciled for individuals in the calendar year in which the special bonus is paid).

The amount of the special bonus shall be determined by Employer in good faith.  The special bonus shall be paid to Employee in a single lump sum payment on or prior to December 31 of each calendar year during which the Continuation Coverage or the reimbursements are provided pursuant to this subsection (b).

            (c)        401(k) Plan.  Employee’s account balance in Employer’s 401(k) Plan may remain in such Plan or be transferred to another qualified plan or IRA at Employee’s election.  To transfer Employer’s account balance to another qualified plan or IRA or to obtain a distribution from the account, Employee should visit Fidelity’s website at www.401k.com or call the Fidelity Retirement Benefits Line at 1-800-890-4015.  Outstanding loans against Employer’s 401(k) Plan balance must be repaid within 30 days of the Retirement Date.

(d)       Group Life Insurance and Accidental Death & Dismemberment.  Life Insurance and Accidental Death & Dismemberment Insurance provided by Employer ceases effective midnight on the Retirement Date.  These benefits cannot be converted to an individual plan.

            (e)        Portable Supplemental Life Insurance.  Supplemental Life Insurance or Accidental Death & Dismemberment Insurance Employee may have elected to purchase through The Hartford that is designated as “portable” may be converted to an individual plan.  Please contact Patsy Cairrikier, Manager, Benefits, 336-678-7235, for the conversion form.  Please mail the completed “Election of Portability Coverage” form to The Hartford within 31 days after your group insurance coverage ends, which is midnight on the Retirement Date.

            (f)        Long-Term Disability Insurance.  Long-term disability insurance coverage ceases effective midnight on the Retirement Date.  This benefit cannot be converted to an individual plan.

            (g)        Flexible Spending Accounts.  Medical Accounts in the Flexible Spending Plan are available for continuation for a limited period of time.  If Employee is enrolled in the Medical Flexible Spending Plan, the COBRA notification will be mailed directly to Employee from Pro Benefits.  If Employee elects to accept the coverage, Employee must complete, sign and mail the application form to Pro Benefits within 60 days of the Retirement Date.  The premium is due within 45 days of Employee’s application for coverage and is due the first of each month thereafter.  Employee’s payment should be mailed to Pro Benefits.

            (h)        Employee Stock Purchase Plan.  Eligibility for participation in Employer’s Stock Purchase Plan ceases effective as of the Retirement Date.  Employer will reimburse payroll deductions credited to Employee’s account during the current purchase period no later than the next scheduled payroll period following the Retirement Date.

            (i)         Equity Awards.  As of the date of execution of this Agreement, Employee is the holder of (1) unexercised and fully vested incentive stock options and nonqualified stock options covering an aggregate of 688,648 shares of Employer’s common stock (the “Options”) previously awarded to Employee under the terms of Employer’s 1997 Key Employees’ Stock Option Plan, as amended (the “1997 Plan”), Employer’s 1999 Stock Incentive Plan, as amended (the “1999 Plan”) and the 2003 Stock Incentive Plan of RF Micro Devices, Inc., as amended (the "2003 Plan" and each of the 1997 Plan, the 1999 Plan and the 2003 Plan, a "Stock Plan"), (2) an aggregate of 175,077 unvested service-based restricted stock unit awards (“RSAs”), each of which was awarded under the 2003 Plan pursuant to a "Restricted Stock Award Agreement (Service-Based Award for Senior Officers)", and (3) an aggregate of 160,313 unvested performance-based RSAs awarded under the 2003 Plan (a portion of which will vest prior to the Retirement Date in accordance with their terms).  Exhibit A attached hereto identifies (1) all the Options (two of which will expire prior to the Retirement Date unless exercised before their stated expiration date), (2) all the service-based RSAs held by Employee as of the Retirement Date that have one or more unvested installments that will continue to vest after the Retirement Date, and (3) all the performance-based RSAs held by Employee as of the Retirement Date (assuming Employer meets five of the goals for the fiscal year 2012 performance-based RSA), none of which would (but for this Section 2(i)) vest after the Retirement Date.  Upon retirement, any Options granted to Employee under the 2003 Plan pursuant to any "Stock Option Agreement (Senior Officers)" shall continue to be exercisable following retirement in accordance with the terms of such agreement, including but not limited to Section 2 of Schedule A thereto, and Employer agrees that the Administrator (as defined in the 2003 Plan) shall not exercise negative discretion to alter such post-termination exercise and vesting terms.  Upon retirement, any service-based RSA granted to Employee under the 2003 Plan shall continue to vest following retirement in accordance with the terms of the RSA agreement, including but not limited to Section 2 of Schedule A thereto, and Employer agrees that the Administrator shall not exercise negative discretion to alter such post-termination vesting terms.  Any other Options and/or RSAs granted to Employee under any Stock Plan (including, without limitation, any performance-based RSAs granted under the 2003 Plan) shall continue in accordance with the terms of the respective Stock Plan and award agreement, except that Employer agrees to accelerate vesting of any such outstanding performance-based RSAs (but not to extend the option period, with respect to Options), so that such performance-based RSAs shall be vested in full on or before the Retirement Date. Employer and Employee hereby agree that any stock option agreement and/or RSA agreement entered into under any Stock Plan shall hereby be amended if and solely to the extent deemed necessary to comply with the provisions of this Section 2(i).

3.         Assistance in Litigation.  Employee shall, upon reasonable notice, furnish such information and assistance to Employer as may reasonably be required by Employer in connection with any investigation, inquiry, litigation or other proceeding in which it is or may become involved, and which arises out of facts and circumstances known to Employee (and without regard to whether Employee is a party thereto).  Employer shall promptly reimburse Employee for his reasonable out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 3.

4.         Benefits Upon Retirement.  Upon the Retirement Date, and except as provided in Sections 2(b), 2(c), 2(e), 2(g) and 2(i) above, Employee shall not be entitled to continue to participate in any other Employer-sponsored welfare or retirement benefit plan, program, policy or arrangement or receive any benefit thereunder except on the terms and conditions contained in the plan documents governing such benefits.  Employee acknowledges and agrees that as of the Retirement Date, no amount is owed to him under Employer’s Paid Time Off Policy as in effect on the Retirement Date or under Employer’s predecessor vacation policy.

5.         Death After Retirement Date.  Should Employee die after the Retirement Date (a) Employer will pay to Employee’s estate the payment provided for in Section 2(a) above to the extent not previously paid, (b) Employer will continue to provide to Employer’s surviving spouse the Continuation Coverage, reimbursements and special bonus set forth in Section 2(b) for the remaining period specified therein and (c) notwithstanding Section 2(i), all rights with respect to any outstanding stock options or RSAs at the time of Employee’s death shall be governed by the terms of the applicable Stock Plans and stock option agreements and RSA agreements.  Any other benefits to which Employee’s estate may be entitled pursuant to any Employer-sponsored welfare and retirement benefit plan, program, policy or arrangement in which Employee is a participant will be determined pursuant to the terms of the applicable plan documents.

6.         Return of Company Property.  Promptly following the Retirement Date, Employee will return to Employer all Employer property, including, but not limited to, computers, credit cards, personal digital assistant and Employer Confidential Information

(both written and electronic copies) as required under Section 7(a), unless otherwise mutually agreed by the parties.  Employee may retain his cell phone and his cell phone number, provided that he assumes service costs related to the phone as of June 1, 2012.  Employee will be permitted to remove all of his personal belongings from his office.

7.         Restrictive Covenants.  Employee acknowledges that Employer is engaged in the highly competitive business and that Employer has made substantial investments of time and capital in the development of its business and the goodwill associated with its business and will continue to make such substantial investments.  In order to protect Employer against possible injury or damage, Employee agrees as follows:

(a)        Nondisclosure.  Employee acknowledges that as a result of his employment by Employer, he has used, acquired and added to Confidential Information relating to Employer which is proprietary to Employer.  Employee agrees that he shall not at any time, directly or indirectly, divulge or disclose to any person, for any purpose, any Confidential Information unless legally required to do so.  “Confidential Information,” as that term is used in this Agreement, shall mean all information concerning Employer, including, but not limited to, business plans and models, specifications, technical data, designs, formulas, computer software programs, manuals, methods of operation, accounting and financial information, customer lists, pricing structure and other product information, which has ever been or will be revealed to or discovered by Employee, unless such information was generally available to the public prior to disclosure by Employee or subsequently became publicly available through no act of Employee that was not authorized by Employer.  Such information shall be considered “Confidential Information” whether it was disclosed to Employee by plans, drawings, reports or other written materials, by conversation with employees or agents of Employer, by observation or inspection of physical objects or by any other method.  Promptly following the Retirement Date, Employee shall, on a best efforts basis immediately deliver, or cause to be delivered, to Employer any and all documents, statements or other information (both written and electronic copies) in his possession or control obtained from Employer containing Confidential Information (including, but not limited to, photocopies as taken by Employee or any other person in or outside Employer, and Employee’s handwritten or typed notes containing such Confidential Information).  The return of documents provided for herein shall in no way obviate the obligation of Employee to maintain the confidentiality of the Confidential Information as provided for herein.

(b)        Prohibition of Certain Solicitation and Competition.  Employer and Employee acknowledge and agree that in consideration of the compensation paid and the benefits to be provided to Employee under this Agreement and Employee's covenants and obligations under this Agreement, the Non-Competition and Confidentiality Agreement between Employee and Employer dated February 28, 1992, is hereby terminated and of no further force or effect as of the Retirement Date.  In recognition that Employee's previous services rendered to Employer are of a special and unusual character that have a unique value to Employer, loss of which may not adequately be compensated by damages in any action at law, and as a material inducement to Employer to pay the compensation and provide the benefits to Employee set forth in this Agreement, Employee covenants and agrees that from the date hereof until the second anniversary of the Retirement Date (the "Restricted Period"), Employee will not, directly or indirectly, on behalf of any person, firm, partnership, corporation, association or entity:

(i)         Call upon any of the customers of Employer who are customers at the Retirement Date for the purpose of soliciting or providing customers to any Competitive Business (as hereinafter defined); or

(ii)        Call upon any of the employees, consultants or representatives of Employer who are in such positions as of the Retirement Date or at any time during the Restricted Period for the purpose of soliciting or inducing or encouraging such employees, consultants or representatives to discontinue their relationship with Employer to establish a relationship with Employee or with any Competitive Business; or

(iii)       Either individually, or as a director, manager or partner, or as an officer-level or executive-level employee, or as a consultant to other officer-level or executive-level employees, directly or indirectly, in one or a series of transactions, engage in or be engaged in, within the Restricted Area (as hereinafter defined), a Competitive Business; provided, that Employee may own as a passive investment not more than five percent (5%) of the issued and outstanding stock of a publicly traded entity that is engaged in a Competitive Business.

For purposes of this Agreement, "Competitive Business" means the business of designing, developing, manufacturing, assembling or marketing radio frequency integrated circuit devices, and “Restricted Area” means the United States of America.

(c)        Nondisparagement.  Employee agrees that he will not make disparaging comments regarding Employer or any of its officers or directors to any third party.  Employer agrees that neither it nor any of its officers or directors will make disparaging comments regarding Employee to any third party.

(d)       Breach.  Employee agrees that if he breaches the restrictive covenants or any other material provision of this Agreement, Employee will be liable to Employer for and will immediately repay to Employer as liquidated damages an amount equal to $603,333.50 multiplied by a fraction, the numerator of which is twenty-one (21) minus the number of full calendar months that have elapsed since the Retirement Date as of the date on which Employee first engages in conduct constituting the breach (as determined in good faith by Employer), and the denominator of which is twenty-one (21).  Employee agrees that such liquidated damages are reasonable compensation to Employer for such breach and are in addition to any other remedies (including injunctive relief and recovery of actual damages in excess of such liquidated sum as may be determined by arbitration under Section 11 of this Agreement) available to Employer as a result of such breach.  From and after the twenty-first month following the Retirement Date, if Employee breaches the restrictive covenants or any other material provision of this Agreement, in addition to any other remedies (including injunctive relief), Employer shall be entitled to such damages as may be determined by arbitration under Section 11 of this Agreement.

(e)        Reasonableness of Restrictions.  Employee and Employer have each carefully read the provisions of this Section 7 and, having done so, agree that the restrictions set forth in this Section 7 (including, but not limited to, the Restricted Period restriction and the Restricted Area restriction set forth in this Section 7) are fair and necessary to prevent Employee from unfairly taking advantage of contacts established, nurtured, serviced, enhanced or promoted and knowledge gained during Employee’s employment with Employer, and are necessary for the reasonable and proper protection of Employer’s interests.  Employee acknowledges that the covenants contained in this Section 7 will not cause an undue burden on Employee.  Notwithstanding the foregoing, in the event any part of the covenants set forth in this Section 7 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of this Section 7 shall be declared by a court of competent jurisdiction to be overbroad as written, Employee specifically agrees that the court should modify such provision in order to make it enforceable, and that a court should view each such provision as severable and enforce those severable provisions deemed reasonable by such court.  In the event the enforceability of any of the terms of this Agreement shall be challenged in court or by arbitration and Employee is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit or indemnity claim challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

8.         Release.  Employee, for himself, his successors, administrators, heirs and assigns, hereby fully releases, waives and forever discharges the Employer, any affiliated company or subsidiary, their predecessors, successors, affiliates, assigns, directors, officers, agents, attorneys, and employees, whether past, present, or future (the “Released Parties”) from any and all actions, suits, debts, demands, damages, claims, judgments, or liabilities of the Released Parties to Employee arising out of Employee’s employment with or separation from any of the Released Parties, such as (by way of example only) any claim for bonus, severance, or other benefits apart from the benefits stated herein; breach of contract; wrongful discharge; impairment of economic opportunity; any claim under common-law or at equity; any tort; claims for reimbursements; claims for commissions; or claims for employment discrimination under any state, federal, local law, statute, or regulation which include claims under the Age Discrimination in Employment Act, 29 U.S.C. 621 et. seq, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, and all

corresponding state laws that might apply, including but not limited to the North Carolina Wage and Hour Act, and any and all federal and state executive orders and other statutes and regulations, and any claim for attorneys’ fees, costs, disbursements or the like.  Employee acknowledges and agrees that this release is an essential and material term of this Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties.  Employee understands and acknowledges the significance of this release and this Agreement.

9.         Consideration and Revocation Period.  Employee acknowledges that he has hereby been advised in writing to consult with an attorney of his choice prior to signing this Agreement, and that he had at least 21 days to consider this Agreement before signing it.  Employee acknowledges that if this Agreement is signed before 21 days have elapsed from the date of delivery, by signing this Agreement he has expressly waived the 21-day consideration period.  Employee acknowledges that he may revoke this Agreement within seven (7) days following its execution, and the Agreement shall not become effective until the revocation period has expired.

10.       Opportunity to Seek Counsel.  Employee acknowledges by signing this Agreement that he has read and understands this document, that he has conferred with or had the opportunity to confer with an attorney of his choice regarding the terms and meaning of this Agreement, that he has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to him as set forth herein, and that he has signed the same KNOWINGLY AND VOLUNTARILY.

11.       Arbitration.  Except as provided below, any dispute or controversy arising between the parties to this Agreement involving the interpretation or application of any provision of this Agreement, or arising out of this Agreement, shall be submitted to arbitration at Greensboro, North Carolina, pursuant to the Commercial Rules (the “Rules”) of the American Arbitration Association (“AAA”) by an arbitrator mutually agreed upon by the parties.  The arbitration shall be commenced by either party giving the other party a notice of arbitration in accordance with the Rules of the AAA.  The arbitration shall be administered by the arbitrator unless the parties mutually agree to the administration by a third party organization or association.  Such arbitrator shall be a retired North Carolina Superior Court or federal District Court judge without any economic or financial interest of any kind in the outcome of the arbitration.  In the event Employer and Employee are unable to agree on an arbitrator within fifteen days of the service of the notice of arbitration, then the party initiating the arbitration shall circulate a list of three acceptable arbitrators who meet the criteria set forth above and are able to commence and complete the arbitration within 180 days from appointment.  The responding party shall select an arbitrator from the list.  The arbitrator may, in his or her discretion, award to the prevailing party its costs of the proceeding, including attorneys’ fees and expenses.  The decision of the arbitrator shall be final and binding on the parties, and judgment upon the decision may be entered in the state courts or federal courts having jurisdiction over Guilford County, North Carolina.  Notwithstanding the foregoing, either party shall have the right to institute an action against the other party in the federal or state courts of Guilford County, North Carolina seeking injunctive relief to enjoin any continuing or threatened breach by the other party of any term of this Agreement.

12.       Governing Law.  The provisions of this Agreement shall be construed in accordance with the internal laws of the state of North Carolina.  In the event that any paragraph, subparagraph or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph, or provision and this Agreement shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

13.       No Admissions.  Employee agrees that neither this Agreement nor performance hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common-law, breach of any contract, or any other wrongdoing of any type.

14.       Entire Agreement.  This Agreement expresses the entire agreement between the parties with reference to the date and terms of the retirement of Employee and supersedes and replaces any prior understanding or arrangement, other than any benefit plans, governing such terms, whether written or oral, between Employee and Employer.

15.       Modification of Agreement.  No waiver or modification of this Agreement shall be valid unless in writing and signed by the party to be charged therewith.

RF Micro Devices, Inc.                                 /s/ Jerry D. Neal

                                                                        Jerry D. Neal

By:      /s/ Robert A. Bruggeworth                    April 5, 2012

            Robert A. Bruggeworth                       Date

            President and Chief Executive

Officer

            April 5, 2012
            Date

EXHIBIT A

Jerry D. Neal Options and Restricted Stock Awards

OPTIONS

Grant Type	Plan	Grant Date	Quantity Granted	Quantity Outstanding	Expiration Date	Grant Price	Post Retirement Rights

ISO	1999	5/13/2002	6,230	6,230	5/13/2012	$16.05	N
NQ	1999	5/13/2002	44,770	44,770	5/13/2012	$16.05	N
ISO	1997	10/10/2002	1	1	10/10/2012	$5.60	N
ISO	2003	8/19/2003	11,793	11,793	8/19/2013	$8.48	Y
NQ	2003	8/19/2003	83,207	83,207	8/19/2013	$8.48	Y
ISO	2003	7/27/2004	17,242	17,242	7/27/2014	$5.80	Y
NQ	2003	7/27/2004	87,758	87,758	7/27/2014	$5.80	Y
NQ	2003	8/9/2005	165,000	165,000	8/9/2015	$5.97	Y
NQ	2003	8/1/2006	165,000	165,000	8/1/2016	$6.15	Y
NQ	2003	8/9/2007	107,647	107,647	8/9/2017	$6.31	Y

SERVICE-BASED RESTRICTED STOCK AWARDS

			To Vest on Anniversary of Grant Date
Grant Date	Quantity Granted	Unvested Shares at Retirement Date	2012	2013	2014	2015	Post Retirement Rights

8/9/2007	30,903	7,727	7,727				Y
7/30/2008	110,000	27,500	27,500				Y
7/30/2009	110,000	55,000	27,500	27,500			Y
8/4/2010	59,800	44,850	14,950	14,950	14,950		Y
8/3/2011	40,000	40,000	10,000	10,000	10,000	10,000	Y

PERFORMANCE-BASED RESTRICTED STOCK AWARDS

			To Vest on Anniversary of Grant Date
Grant Date	Quantity Granted	Unvested Shares at Retirement Date	2012	2013	2014	2015	Post Retirement Rights

5/5/2009	158,750	39,688	39,688				N
5/5/2010	86,750	43,375	21,687	21,688			N
5/4/2011	77,250	77,250	38,625	19,312	19,313		N